Exhibit 10.4
CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
Amended and Restated
Enhanced In-Building Coverage Deployment Agreement
     This Amended and Restated Enhanced In-Building Coverage Deployment Agreement (“Agreement”) is dated as of the date the last Party (defined below) signs this Agreement (“Amended and Restated Effective Date”) and is between Clear Wireless LLC (“Clearwire”) and Sprint Solutions, Inc., as contracting agent on behalf of the applicable Sprint affiliated entities providing wireless telecommunications equipment and services (“Sprint”). Clearwire and Sprint may be referred to individually as a “Party” or collectively as the “Parties.”
Background
A. Whereas, Clearwire and its Affiliates own and operate the Clearwire Network and provide wireless broadband services in the United States; and
B. Whereas, Sprint is purchasing wireless broadband services from Clearwire for resale to Customers; and
C. Whereas, Clearwire and Sprint desire to enhance in-building coverage of the Clearwire Network in certain locations; and
D. Whereas, Clearwire, Sprint, and other strategic investors entered into the 4G MVNO Agreement dated November 28, 2008 and as amended by Sprint and Clearwire (“4G MVNO Agreement”); and
E. Whereas, this Agreement sets forth the terms under which the Parties will jointly deploy and operate an enhanced in-building wireless coverage solution for businesses; and
F. Whereas, this Agreement is a wireless infrastructure agreement between Clearwire and Sprint.
Now, therefore, in consideration of the mutual covenants and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Clearwire and Sprint hereby agree as follows:
Agreement
1. Definitions. Capitalized terms used herein that are not defined in this Agreement shall have the meanings assigned to them in the 4G MVNO Agreement.
     “4G MVNO Agreement” has the meaning defined in Background section D.
     “4G Services” means the wireless broadband access services provided by Clearwire over the Clearwire Network.
     “Affiliate” is a legal entity that directly or indirectly controls, is controlled by, or is under common control with the party. An entity is considered to control another entity if it owns, directly or indirectly, more than 50% of the total voting securities or other similar voting rights.
     “ATP” has the meaning defined in section 9.1.
     “BTS” means base transceiver station.
     “Claim” and “Claims” has the meaning defined in section 19.1.

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     “Clearwire Network” means the WiMAX network (or any other network) deployed, owned or operated by Clearwire or any of its Affiliates in the United States.
     “Clearwire Territory” means all commercially launched CMAs and any CMAs that are set forth in the Quarterly Roadmap.
     “CMA” means cellular market area.
     “CNS Build Forecast” has the meaning defined in section 6.7.
     “Confidential Information” has the meaning defined in section 15.
     “Customers” are the entities that Sprint has entered or will enter into contracts with for Sprint to provide In-Building Solutions.
     “Design Review Process” means Clearwire’s reviews described in sections 3.2, 3.2.1, and 6.2.
     “Designs” has the meaning defined in section 7.2.
     “Device(s)” means Customers’ wireless devices, including without limitation data cards, smartphones, and embedded devices that connect to the Clearwire Network or, in the case of WLAN Solutions, that connect to the WLAN Solution.
     “Discloser” has the meaning defined in section 15.
     “EBS” means educational broadband service.
     “Equipment” means hardware that Clearwire has certified or is in the process of certifying for use on the Clearwire Network that Sprint will use in providing the In-Building Solution.
     “FCC” means the Federal Communications Commission.
     “GHz” means gigahertz.
     “High Density Markets” means [*****].
     “In-Building Solutions” are systems that are built under this Agreement and generate or repeat the Clearwire Network radio frequency and distributes the signal within a specific building or campus and include WLAN Solutions. In-Building Solutions are generally comprised of the following: (a) equipment that generates or repeats the Clearwire Network’s radio frequency only; (b) the system that internally distributes the Clearwire Network’s radio frequency only; and (c) backhaul.
     “Indoor BTS” means a BTS with antennas that are installed within a building and are targeted to provide enhanced coverage within a building.
     “Indoor Picocell” means a picocell with antennas that are installed within a building and are targeted to provide enhanced coverage within a building.
     “IP Claim” has the meaning defined in section 19.2.
     “Launched Market” means a market or cell site that is identified as a launched market or cell site in Clearwire’s Clearsky tool. For the avoidance of doubt, any market or cell site that is identified as a “substantial services” market or cell site is expressly excluded from the definition of Launched Market.
     “Locations” has the meaning defined in section 3.1.
     “MHz” means megahertz.
     “NOC” means network operations center.
     “New York City Boroughs” means [*****].
     “Non-WLAN Solutions Fees” means the fees set out in section 5.2.3.

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     “Operational Facilities” has the meaning defined in section 3.3.2.
     “Outdoor BTS” means a BTS with antennas that are installed outside of a building and are targeted to provide enhanced coverage outside of a building.
     “Outdoor Picocell” means a picocell with antennas that are installed outside of a building and are targeted to provide enhanced coverage outside of a building.
     “Recipient” has the meaning defined in section 15.
     “Restricted Venue” has the meaning defined in section 3.2.
     “Retail Stores” has the meaning defined in section 3.3.2.
     “RF Change” has the meaning defined in section 6.4.
     “SOW” means a statement of work under this Agreement.
     “Sprint-Controlled Facility” and “Sprint-Controlled Facilities” has the meaning defined in section 3.3.
     “Sprint End Users” has the meaning defined in section 6.6.
     “Term” has the meaning defined in section 2.
     “Test Results” has the meaning defined in section 7.2.
     “TDD” means time division duplexing.
     “Wireless Broadband Services” has the meaning defined in section 1 of the 4G MVNO Agreement.
     “WLAN and Macro Subscriber” means Devices that connect to a WLAN Solution, connect to the Clearwire Network, and are not Low MRC M2M Devices as defined in section 3.2.5 of Schedule 7.1 of the 4G MVNO Agreement.
     “WLAN Only Subscriber” means Devices that only connect to a WLAN Solution, do not connect to the Clearwire Network, and are not Low MRC M2M Devices as defined in section 3.2.5 of Schedule 7.1 of the 4G MVNO Agreement.
     “WLAN Solution” means an In-Building Solution that [*****]
     “WLAN Solutions Fees” means the fees set out in section 5.3.2.
2. Term. The term of this Agreement begins on the Effective Date and ends upon the earlier of (a) termination of the Agreement by either Party pursuant to Section 16; or (b) termination or expiration of the 4G MVNO Agreement (“Term”).
3. Locations
     3.1 Customer Locations. Subject to the provisions in this Agreement, Sprint may deploy In-Building Solutions as set forth in a SOW, substantially in the form attached hereto as Schedule A, at Customer’s property (“Locations”).
          3.1.1 Locations in Launched Markets. Subject to the provisions in this Agreement, in Launched Markets, Sprint may deploy In-Building Solutions at any Location in Sprint’s sole discretion.
          3.1.2 Locations Outside of Launched Markets. For Locations outside of Launched Markets, Sprint must obtain Clearwire’s prior written approval. Clearwire’s approval will not be unreasonably withheld, and Clearwire must give Sprint its answer on the Locations within ten (10) business days of Sprint’s request. If Clearwire does not respond within ten (10) business days, Sprint will escalate the request to the most senior executive officer in Clearwire’s wholesale department, who will use commercially reasonable efforts to respond within three (3) business days. If no response is received, Sprint will escalate the request to Clearwire’s Chief Operating Officer or the equivalent.

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     3.2 Reasonably Required to Meet Needs. Sprint may deploy any In-Building Solution in areas reasonably required to serve a specific customer so long as such customer has a contract with Sprint for 4G wireless services. If an In-Building Solution is broader than is reasonably required to serve a specific customer’s reasonable needs as determined by Clearwire in its reasonable discretion during the Design Review Process, then Sprint must obtain Clearwire’s prior written approval before deploying the In-Building Solution. Clearwire’s approval will not be unreasonably withheld. Clearwire will give Sprint its determination as to whether a design meets the requirement in this section 3.2 when Clearwire completes the Design Review Process. If Clearwire denies the design, then Clearwire and Sprint will discuss Clearwire’s reasons in sufficient detail to allow Sprint to submit another design if Sprint so decides.
          3.2.1 Restricted Venues. [*****].
     3.3 Additional Sprint Locations. Subject to the provisions of this Agreement, in addition to the Locations described in section 3.1 (Customer Locations), during the Term, Sprint may also deploy In-Building Solutions in any Sprint-owned or leased facilities (each a “Sprint-Controlled Facility” and collectively the “Sprint-Controlled Facilities”).
          3.3.1 For the avoidance of doubt, a facility that is leased by Sprint (such as a call center or retail sales location in a mall) or subject to shared use by Sprint (such as a distribution/shipping center), and used by Sprint for its own business purposes shall be deemed to be a Sprint-Controlled Facility.
          3.3.2 Sprint-Controlled Facilities consists of two subgroups: (a) retail stores Sprint uses to sell wireless products and services (“Retail Stores”); and (b) facilities that Sprint uses for operational purposes, such as call centers or distribution centers (“Operational Facilities”). The Retail Stores and Operational Facilities collectively make up Sprint-Controlled Facilities.
     3.4 Approved Sprint-Controlled Facilities. Schedule A-1, which is attached hereto and incorporated herein by reference, lists the approved Retail Stores as of the Amended and Restated Effective Date. Schedule A-2, which is attached hereto and incorporated herein by reference, lists the approved Operational Facilities as of the Amended and Restated Effective Date. Sprint may, from time to time, amend Schedules A-1 and A-2 to remove Sprint-Controlled Facilities or add additional Sprint-Controlled Facilities, including without limitation and by way of example only, Sprint call centers, executive briefing centers, and Sprint retail stores, provided that before any such amendment to Schedules A-1 or A-2 becomes effective, Sprint shall notify Clearwire in writing and, for new Locations that are outside of Launched Markets, obtain Clearwire’s prior written consent, which consent shall not be unreasonably withheld or delayed.
     3.5 Sprint-Controlled Facilities are Locations. Each Sprint-Controlled Facility shall be deemed to be a “Location” as defined in section 3.1 and each shall be subject to all of the terms and conditions of this Agreement. In addition, Sprint reserves the right to remove Equipment from Sprint-Controlled Facilities following deployment if Sprint determines or a third party asserts that Sprint’s lease rights do not permit the location or operation of the Equipment at the Sprint-Controlled Facility.
4. Spectrum
     4.1 Clearwire grants Sprint the limited right, subject to the terms of this agreement, to resell services over Clearwire’s spectrum solely in the Locations, in accordance with the 4G MVNO Agreement.
     4.2 Except as specifically set out in this Agreement in sections 4.2.1, 4.2.2, 7.6, and 7.6.1, nothing in this Agreement will limit in any manner Clearwire’s rights to use and manage (including manage, modify, renew, let expire, etc. its spectrum leases) for any lawful purpose any spectrum that Clearwire (or any of its Affiliates) has the right to use under any license, lease, sublease, or otherwise in the Locations covered by this Agreement. If any provision in this Agreement has the effect of limiting Clearwire’s rights to use and manage its spectrum in the Locations covered by this Agreement, Clearwire will immediately provide written notice to Sprint.

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Clearwire and Sprint will then cooperate with each other and undertake commercially reasonable efforts to resolve such adverse impact within a reasonable time frame and attempt to reduce the impact to Customers.
          4.2.1 Sale of Spectrum. In areas inside and outside of a Launched Market, Sprint’s rights and Clearwire’s obligations will be as set forth in section 13.4 of the 4G MVNO Agreement. For purposes of interpreting section 13.4 of the 4G MVNO Agreement, In-Building Solutions in and out of a Launched Market are “Wireless Broadband Services.”
          4.2.2 Management of Spectrum Leases. [*****].
     4.3 For Locations outside of Launched Markets and for WLAN Solutions inside Launched Markets, if Clearwire determines in good faith that due to Clearwire’s obligations under this Agreement that it owes additional spectrum lease fees or that it will incur any other spectrum-related costs that are in excess of the amount that would otherwise have been due from or incurred by Clearwire, then when Clearwire reviews and approves Sprint’s design for a Location (as set forth in section 6.2), Clearwire will provide sufficient written notice to Sprint of any additional costs for that Location. If Sprint decides to move forward with the Location, Sprint will pay the identified, additional costs for that Location.
          4.3.1 For WLAN Solutions:
               (a) Sprint will be responsible for (i) all regulatory costs; (ii) any regulatory fees; or (iii) FCC spectrum leasing or licensing requirements. Sprint agrees that the operation for the WLAN Solution is at Sprint’s cost and expense and in accordance with the rules and regulations of the FCC. Sprint will pay all regulatory costs related to the WLAN Solution and Clearwire’s actual costs associated with enabling the use of Clearwire’s spectrum for the WLAN Solution.
               (b) To the extent required by Clearwire or the FCC, Sprint will prepare, at its cost, and submit to Clearwire for processing with the FCC and/or the third party license holder (Clearwire’s Lessor) any documentation required to meet FCC or EBS lease requirements, including consent, lease, or sublease agreements.
               (c) Sprint will take all necessary steps to ensure that deployment of the WLAN Solutions do not cause material interference to any operations of Clearwire or other network operators. Sprint will take all necessary steps to protect and preserve the status of the licenses associated with the WLAN Solutions. Sprint agrees to deploy the WLAN Solutions within Clearwire’s approved parameters.
               (d) Sprint agrees to indemnify Clearwire against any damages caused by Sprint’s operation of the WLAN Solutions, including, without limitation, the payment of any fines levied by the FCC or other regulatory authority for any improper use of spectrum, such as, but not limited to, material interference with other channels or any claims that any WLAN Solution was improperly undertaken in violation of FCC requirements or regulations.
               (e) Sprint acknowledges and agrees that any rights granted to Sprint hereunder with respect to spectrum are personal to Sprint and may not be assigned or used for any purpose outside of the express purposes provided for under this Agreement.
     4.4 If Clearwire discovers any material interference (as determined by Clearwire in a commercially reasonable manner) with any In-Building Solution that (i) is outside the normal operating condition of the In-Building Solution, (ii) materially impairs the quality of the service provided by Clearwire to its customers, and (iii) is caused by Sprint or its agents, employees, representatives or Customers, Clearwire will promptly notify Sprint, and Sprint will promptly cease the act(s) constituting such interference. In the case of any such interference caused by Sprint or its agents or Customers, Clearwire, concurrent with notice to Sprint, may require that Sprint immediately correct or, if unable to correct, immediately shut down the applicable In-Building Solution in the event that the interfering act(s) cause material degradation to Clearwire’s service or any other network operator’s service or otherwise constitutes an emergency. In other instances of interference, Clearwire will provide 48 hours notice to Sprint prior to requiring Sprint to shut

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down the applicable In-Building Solution if the interference is not remedied within such 48 hour timeframe.
          4.4.1 Sprint will provide a 24/7 contact for each Location, which is CNS Care.
     4.5 Notwithstanding any other provision of this Agreement, Clearwire has the ultimate operational control and authority over its licensed and/or leased spectrum on which the Equipment operates, including, but not limited to, the authority to manage the Equipment (and the authority to reconfigure or shut down the Equipment) as necessary to comply with regulatory requirements; to resolve RF safety or other safety issues; or to respond to material interference issues (in accordance with the interference provisions set forth in section 4.4 above).
          4.5.1 Clearwire does not have physical access to the Sprint-Controlled Facilities. In order to comply with the provisions of section 4.5, Sprint will promptly comply with Clearwire’s instructions with respect to the Equipment as described in section 4.5.
          4.5.2 If due to a Customer’s requirement (such as a lease agreement with a third party landlord requires that Sprint is only permitted to deploy telecommunications technologies at that location for which it is licensed and/or authorized by the FCC), then Clearwire and Sprint shall work together in good faith to deploy the 4G Services to such Customer and Clearwire will use good faith efforts to provide documentation prepared by Sprint that Customer may require at Sprint’s cost.
     4.6 Clearwire will determine the spectrum allocation for each particular Location and will use commercially reasonable efforts to defer to the lowest cost option among Clearwire’s spectrum rights (such as the use of BRS first) to the extent Clearwire can reasonably accommodate the lowest cost option within its network designs. At a minimum, the spectrum allocation for each Location will take into account each Customer’s requirements.
5. Financial Terms
     5.1 Sprint will pay Clearwire’s reasonable costs for engineering review time and other time spent reviewing, evaluating, and assessing the designs as set out in Schedule A-3. After Sprint knows of a potential In-Building Solution, Sprint will enter it into Clearwire’s WCAT tool. Sprint will request Clearwire to perform design reviews via an email request.
          5.1.1 For all design and implementation work referenced on Schedule A-3 that Clearwire has completed before March 31, 2011, Clearwire will send (if it has not already sent) Sprint an invoice. [*****].
          5.1.2 [*****].
          5.1.3 Starting with work done on and after April 1, 2011, on a monthly basis Clearwire will provide Sprint with an itemized list of what Clearwire proposes to deduct from the prepayment. At a minimum, the itemized list must include for each project for which Clearwire is charging Sprint: (a) Sprint’s name of the project (provided Sprint provides the same to Clearwire); (b) Sprint’s site identification number (provided Sprint provides the same to Clearwire); (c) the itemized services for which Clearwire is charging Sprint per Schedule A-3; and (d) the prepayment balance. Within ten (10) business days of Sprint receiving Clearwire’s itemized list, Sprint will give Clearwire a reconciliation list. Once the reconciliation list is agreed upon, Clearwire can deduct the agreed upon amount from the prepayment balance. Sprint will provide Clearwire with the project estimated budget for each In-Building Solutions. By September 30 of each year, Sprint will provide a report that summarizes the inventory and cost of each In-Building Solution completed from January to June of such year. By March 30 of each year, Sprint will provide a report that summarizes the inventory and cost of each In-Building Solutions completed from July to December of such year.
          5.1.4 The parties agree that they will conduct an annual good faith review of the costs for design services as set out on Schedule A-3 and adjust Schedule A-3 as may be required as a result of such review.
     5.2 The following pricing terms will apply:

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          5.2.1 Charges for Wireless Broadband Services on In-Building Solutions. For repeater-based In-Building Solutions that amplify an existing signal of the macro Clearwire Network, Clearwire will charge Sprint for and Sprint will pay for Wireless Broadband Services as set out in section 3 of Schedule 7.1 of the 4G MVNO Agreement. For all other In-Building Solutions, Clearwire will not charge Sprint for any Sprint End Users’ 4G data usage that accesses the Clearwire Network through the In-Building Solution.
          5.2.2 WLAN Solutions Fees. For WLAN Solutions:[*****].
          5.2.3 Non-WLAN Solutions Fees.
          [*****].
          5.2.7 For WLAN Solutions, no later than the tenth day of each month, Sprint will provide a report to Clearwire that will include at a minimum the following information: (a) for the just-completed billing month, (i) the total number of billed WLAN Only Subscribers and WLAN and Macro Subscribers; (ii) for WLAN Solutions that are not located in High Density Markets, the number of picocells and the number of BTSs that are deployed and providing commercial service; (iii) for WLAN Solutions that are located in High Density Markets, the number of Indoor Picocells, Outdoor Picocells, Indoor BTSs, and Outdoor BTS that are deployed and providing commercial service; (iii) for WLAN Solutions that are located in the New York City Boroughs, the number of Indoor Picocells, Outdoor Picocells, Indoor BTSs, and Outdoor BTS that are deployed and providing commercial service; and (b) for the prior billing month, a network report that will include (i) each WLAN Solution project name; (ii) each WLAN Solution site identifier; and (iii) the combined number of WLAN Only Subscribers and WLAN and Macros Subscribers associated with each WLAN Solution; and (iv) [*****].
          5.2.8 For In-Building Solutions (except WLAN Solutions), no later than the tenth day of each month, Sprint will provide a report to Clearwire that will include at a minimum the following information: (a) for the just-completed billing month, a network report that will include (i) the total number of BTSs deployed and connected to the Clearwire Network, (ii) the total number of picocells deployed and connected to the Clearwire Network, and (iii) [*****].
          5.2.9 For the monthly recurring fees described in section 5.2 and its subsections, the invoicing and payment terms are as set out in section 7.4 of the 4G MVNO Agreement.
     5.3 Retention of Title. For the avoidance of doubt, during the Term, all In-Building Solutions subject to this Agreement shall be owned and operated by Sprint, and Sprint shall at all times hold and retain title to the Equipment at each Location.
     5.4 Payment Terms. For all charges that are not design and implementation work referenced on Schedule A-3 or a monthly recurring fee described in section 5.2 and its subsections that Sprint agrees to pay Clearwire under this Agreement, Clearwire will provide Sprint with a quote (if applicable); Sprint will send Clearwire a purchase order; once the work is complete, Clearwire will send Sprint an invoice; [*****].
6. Design of In-Building Coverage
     6.1 Sprint and Clearwire will work together in good faith to (a) create design guidelines and templates for the In-Building Solutions, which Sprint will use in deploying the Equipment at the Locations, and (b) ensure there is sufficient backhaul capacity in the Clearwire Territory to meet Customer requirements.
     6.2 Clearwire will review and approve Sprint’s designs within five (5) business days after receipt of same by Clearwire. Clearwire’s approval of a design cannot be unreasonably withheld.

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     6.3 Clearwire will provide Sprint the following assistance for each Location: (a) identification of donor site; (b) assistance in identifying backhaul requirements, such as design guidelines or information related to backhaul; and (c) assistance in identifying spectrum related issues.
     6.4 For repeaters (whether installed in a Sprint-Controlled Facility or a Customer Location), the Parties will follow the design process currently in use, which is as follows: (i) Sprint will provide a forecast of all projects prior to implementation; (ii) designs will be tracked through Clearwire’s ISR process; (iii) Sprint will conduct a donor site evaluation, submit a request to Clearwire for coverage and design analysis; and (iv) Clearwire Local Market RF Engineer will review the design package and provide feedback and approval within five (5) business days. Clearwire will use commercially reasonable efforts to provide the Sprint designated point of contact with reasonable prior written notice of any RF changes affecting the frequency, azimuth, or downtilt of the donor signal (“RF Change”) that will require a re-tune of Equipment or will cause In-Building Solutions to operate improperly. Sprint will be solely responsible for its costs to re-tune or otherwise modify repeaters in order for such repeaters to properly operate, and remain certified for use, on the Clearwire Network or to redirect donor signals as the Clearwire Network is expanded. Clearwire will give reasonable consideration to requests made by Sprint concerning impacts of RF Changes, provided however that nothing herein shall obligate Clearwire to take or refrain from taking any actions with respect to RF Changes based on Sprint requests, and Clearwire shall have the right to manage and/or implement RF Changes in its sole discretion.
     6.5 Sprint has sole discretion in selecting the place within the Sprint-Controlled Facility to deploy the Equipment.
     6.6 WLAN Solutions.
     [*****].
          6.6.1 For WLAN Solutions (whether installed in a Sprint-Controlled Facility or a Customer Location), the Parties will follow the design process currently in use, which is as follows: (i) Sprint will provide a forecast of all projects prior to implementation; (ii) designs will be tracked through Clearwire’s ISR process; (iii) Sprint will submit a request to Clearwire for coverage and design analysis; and (iv) Clearwire Local Market RF Engineer will review the design package and provide feedback and approval within ten (10) business days.
          6.6.2 Clearwire will use commercially reasonable efforts to provide Sprint with reasonable prior written notice of any RF Change that will require a re-tune of Equipment or will cause In-Building Solutions to operate improperly. Sprint will be solely responsible for its costs to re-tune or otherwise modify WLAN Solutions in order for such WLAN Solutions to properly operate, and remain certified for use, on the Clearwire Network. If Sprint requests, Clearwire will give reasonable consideration to concerns about the impacts of RF Changes, provided however that nothing herein shall obligate Clearwire to take or refrain from taking any actions with respect to RF Changes based on Sprint requests, and Clearwire shall have the right to manage and/or implement RF Changes in its sole discretion.
          6.6.3 All Sprint designs and implementations of WLAN Solutions shall comply with Clearwire’s macro network TDD ratio as applicable to the specific CMA, unless agreed otherwise in writing.
          6.6.4 Sprint, at its cost, will provide Clearwire remote access, read-only capability into each of the WLAN Solutions so that Clearwire may review frequency configuration (including the spectrum frequency being used and any associated alarms if the Equipment operates out of specification). Clearwire may request Sprint to turn the WLAN Solution or any portion thereof on or off or to change the frequency used in order to mitigate and otherwise address material interference issues as set forth in section 4.4.
     6.7 Forecasting. No later than the fifth day of each calendar month, Sprint will provide to Clearwire a rolling forecast (the “CNS Build Forecast”) that is updated monthly. The CNS Build Forecast will include: (i) a six (6) month forecast for the estimated number of new

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Locations based on projected sales; (ii) a three (3) month forecast of the type of In-Building Solution based on current design estimates; and (iii) a three (3) month forecast of the projected 12-month subscriber levels based on targeted design capacity. The Parties agree that all forecasts are good faith estimates only, and Sprint has no liability to Clearwire based on the forecasts.
7. Equipment and Certification Process
     7.1 Sprint will purchase, provision and own the Equipment that is needed for the In-Building Solution at each Location.
     7.2 Sprint will be solely responsible for determining the business requirements and architecture of all In-Building Solutions. Sprint will provide the design for each In-Building Solution to include architectural design, use cases, capacity load estimates and network impacts, network and RAN designs, test requirements, bills of materials, call flows and schedules, all as applicable (the “Designs”). Clearwire will review the Designs and provide approval or rejection via email to the designated contact within fifteen (15) business days of submission of a complete Design to Clearwire. Once Design approval has been received, Sprint will test the Design and provide the following test results to Clearwire for review: MOPs, KPI/KQI definitions, operations monitoring and maintenance plan, test plan and results and descriptions of any open issues and proposed mitigation (the “Test Results”). Clearwire will then provide approval or rejection of the documented Test Results via email to the designated contact with five (5) business days of submission of the complete Test Results to Clearwire. Upon approval of the Test Results, Sprint will complete a first office implementation and test. Upon conclusion, Sprint will supply the following to Clearwire: full end to end test of deployment process and interaction between Sprint and Clearwire, test results and open issues and recommendation for certification. Clearwire will then provide certification or notice of failure to certify via email to the designated contact with 5 business days of submission of the complete first office implementation and testing documentation to Clearwire.
     7.3 Clearwire will provide Sprint with a complete, current list of Equipment certified for use on the Clearwire Network. Sprint will use only Equipment that Clearwire has certified or is in the process of certifying for use on the Clearwire Network at the time Sprint starts to install the In-Building Solutions. Clearwire will use commercially reasonable efforts to review Sprint’s suggestions for Equipment, with the understanding that such review will not interfere with or delay Clearwire’s own ongoing network deployment activities.
     7.4 When negotiating with its Equipment vendors, Clearwire will use commercially reasonable efforts to negotiate the right for Sprint to buy Equipment and associated software under the same terms as between Clearwire and such 4G Equipment vendors, but failure of a vendor to offer Sprint the same terms and prices will not constitute default under this Agreement. Sprint will be financially liable for its purchases under such agreements. When negotiating with its Equipment vendors Sprint will use commercially reasonable efforts to negotiate the right for Clearwire to buy Equipment and associated software under the same terms as between Sprint and such 4G Equipment vendors, but failure of a vendor to offer Clearwire the same terms and prices will not constitute default under this Agreement. Clearwire will be financially liable for its purchases under such agreements.
     7.5 In Clearwire’s discretion, Clearwire may at any time during the Term (or upon the expiration or termination of this Agreement at its option) elect to purchase all right, title, and interest in any and all Equipment purchased and installed by Sprint that (a) generates or repeats the Clearwire Network radio frequency only and no other radio frequency; (b) distributes Clearwire Network’s signal and only the Clearwire Network signal within a specific building or campus. If a distribution system is a shared system, Sprint is not required to sell Clearwire the distribution system but Sprint will continue to provide Clearwire access to the distribution system at no charge for as long as Clearwire needs to fulfill its obligations in this Agreement. Clearwire must purchase all Equipment contained in an individual In-Building Solution. If Clearwire so elects, Clearwire will provide Sprint with written notice at least 90 days prior to the purchase date of such election, identifying the Equipment in which Locations that Clearwire intends to purchase.

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          7.5.1 Equipment Purchase Price. Clearwire will pay Sprint an amount equal to Sprint’s cost for the In-Building Solution, which is defined as Sprint’s (a) documented original purchase price for all applicable Equipment; (b) reasonable and documented engineering costs; and (c) reasonable and documented installation costs (all discounted on a straight line depreciation basis pro-rated over a seven (7) year period).
          7.5.2 Equipment Purchase Terms. For the Equipment that Clearwire purchases, Sprint will, to the extent that it has the legal right to do so, taking into account Sprint’s agreements with various third parties, transfer all rights, licenses, warranties, etc. that Sprint is able. Sprint will cooperate with Clearwire’s due diligence process to aid Clearwire in its determination of what Sprint is capable of transferring. The Equipment purchase transaction will be documented in a form that contains the same or substantially similar terms as those in Schedule B, which is attached hereto.
          7.5.3 Operating, Monitoring, and Maintaining the Equipment. After Clearwire purchases the Equipment, Clearwire will, at its cost, continue to operate, monitor, and maintain the In-Building Solution for the lesser of: (a) the length of any remaining term in the contract between Sprint and Customer; or (b) five (5) years from the date Clearwire purchases the Equipment.
               (a) After Clearwire purchases the Equipment, for In-Building Solutions that are not WLAN Solutions, Clearwire will charge Sprint for Wireless Broadband Services on the In-Building Solutions that are not WLAN Solutions as set out in section 3 of Schedule 7.1 of the 4G MVNO Agreement, and Sprint will no longer pay Clearwire the fees described in section 5.2.3 of this Agreement.
               (b) After Clearwire purchases the Equipment, for WLAN Solutions, Clearwire will not charge Sprint for any Wireless Broadband Services on the WLAN Solution, but Sprint will pay the fees described in section 5.2.2 of this Agreement.
          7.5.4 Ownership of Customer Relationship.
          [*****]
     7.6 Nothing herein shall be interpreted or deemed to prevent or otherwise restrict Clearwire from deploying technology other than WiMAX over the Clearwire Network in its sole discretion.
          7.6.1 Clearwire will work with Sprint in good faith to understand the implications on the In-Building Solutions, Equipment, and Locations. For Locations inside of Clearwire Territory, the In-Building Solution will not need to transition to a different technology until Clearwire (a) no longer operates WiMax in the area of the Location, or (b) determines in its reasonable discretion that it is no longer economically viable to maintain Sprint on WiMax in such Locations, or (c) otherwise reasonably determines that it must transition Sprint to another technology. Clearwire will give Sprint commercially reasonable notice and commercially reasonable time to transition the Locations to a different technology.
8. Installation
     8.1 The parties will use commercially reasonable efforts to develop the processes and interfaces for installation of Equipment at each Location within 45 days of the Amended and Restated Effective Date.
     8.2 For each Location, Clearwire will provide maps to Sprint showing possible donor sites and the site identification for the Location.
     8.3 Sprint will invite Clearwire to join the site walk of each Location prior to Sprint beginning the installation.
     8.4 Sprint will install the In-Building Solution at each Location.

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     8.5 At the design stage, Sprint and Clearwire will determine the type of backhaul solution for the Location. Clearwire will work with Sprint on each design to ensure that there is appropriate backhaul capacity for projected numbers of users and capacity. Clearwire will design the backhaul and ensure that appropriate facilities are available in the core. For any Location, whether in or out of Clearwire Territory, Sprint will be responsible for identifying, procuring, and paying for any backhaul required to support the Location. If Sprint wants to consider Clearwire as a potential installation vendor of microwave backhaul services, then Sprint will ask Clearwire for a quote that will include the total cost of service for delivery of microwave backhaul services. If Sprint selects Clearwire, Sprint will pay the quoted total cost of service.
     8.6 Clearwire and Sprint will work together in good faith to develop alarming for all In-Building Solutions, including repeaters, which are not WLAN Solutions.
9. Acceptance Test Plan
     9.1 Clearwire and Sprint will work together in good faith to develop the acceptance test plan (“ATP”) and any processes to support the ATP. The ATP will include joint Sprint-Clearwire testing for coverage, throughput and alarming.
     9.2 Sprint will conduct the acceptance tests with each Customer and inform Clearwire when the on-site acceptance test is completed successfully.
     9.3 Sprint is responsible for all costs of performing the acceptance testing, including re-tests and corrective action needed as a result of the acceptance testing except those that are associated with standard procedures that Clearwire performs for acceptance testing.
     9.4 As part of the acceptance test, Sprint and Clearwire will work together to ensure that the installed In-Building Solution is operational on the Clearwire Network and that the alarms are visible for the installed Equipment that Clearwire will monitor.
     9.5 Clearwire and Sprint will work together in good faith to develop a process to accept the In-Building Solution and transition it to Clearwire for monitoring.
10. Operation
     10.1 Whether in or out of Clearwire Territory, Clearwire will monitor the In-Building Solution for solutions that are not WLAN Solutions. To allow for Clearwire’s monitoring, each Location will have a unique naming convention and IP address that allows for identification as an In-Building Solution Location. Clearwire will receive alarms at a designated Clearwire service center for all In-Building Solutions. Clearwire is responsible for initial triage and problem isolation for all Locations. Clearwire will open a ticket with Sprint within fifteen (15) minutes of an alarm.
     10.2 If after initial triage, the Parties determine that the issue is with the Clearwire Network, backhaul that Clearwire provides (in Clearwire Territory only), or the designated termination point into the Clearwire Network, then Clearwire will resolve the issue and provide Sprint status updates every hour and a half until service is restored.
     10.3 If after initial triage, the Parties determine that the issue is with the In-Building Solution or with backhaul that Sprint provides (outside of Clearwire Territory only), then Sprint will resolve the issue.
     10.4 Clearwire and Sprint will work together in good faith to modify the existing Sprint-Clearwire outage and operations processes to incorporate any changes needed to support In-Building Solution requirements. Clearwire will provide Sprint with reasonable support as Sprint maintains and fixes the In-Building Solutions.
     10.5 For In-Building Solutions that are not WLAN Solutions, Clearwire will notify Sprint via the existing, agreed-upon NOC to NOC notification process, which is a flash electronic notification, of issues that will impact or have impacted an In-Building Solution according to the following schedule:[*****]

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11. Maintenance. Sprint will have primary responsibility for maintenance; however Sprint and Clearwire will work together in good faith to develop support processes concerning the maintenance process and support of the Equipment used in the In-Building Solutions.
     11.1 For In-Building Solutions other than WLAN Solutions inside of the Clearwire Territory:
          11.1.1 Clearwire is responsible for maintenance and ongoing support of the Clearwire Network and any Equipment that Clearwire purchases and owns in support of the extension of the Clearwire Network to the Location.
          11.1.2 If Clearwire needs to perform maintenance at a Location or on the backhaul connectivity to the Location, Clearwire will open a Change Management (CMC) ticket with Sprint so that Sprint, if necessary, can notify Customer.
          11.1.3 Sprint is responsible for the maintenance and any ongoing support for the Equipment that is purchased and owned by Sprint and which is used in support of Sprint’s Customers.
     11.2 For In-Building Solutions other than WLAN Solutions outside of the Clearwire Territory:
          11.2.1 Clearwire is responsible for monitoring and Sprint is responsible for maintaining any Equipment that is required for the backhaul circuit to be connected into the Clearwire Network.
          11.2.2 Sprint is responsible for testing and maintaining the backhaul circuit.
          11.2.3 Sprint is responsible for maintaining all Equipment that is installed at the Location.
          11.2.4 Sprint is responsible for monitoring and maintaining the circuit that is installed from the Location outside of Clearwire Territory to the designated termination point into the Clearwire Network located inside Clearwire Territory. The Parties will work together in good faith to develop appropriate maintenance processes to ensure restoration of service to Customers after an outage.
          11.2.5 Notwithstanding the foregoing, Clearwire reserves the right, in its reasonable discretion, to participate in the maintenance of installations outside of Clearwire Territory if Clearwire reasonably determines that Sprint’s maintenance is insufficient.
     11.3 For WLAN Solutions inside or outside of the Clearwire Territory:
          11.3.1 Sprint is responsible for monitoring and maintaining any Equipment that is required for the backhaul circuit.
          11.3.2 Sprint is responsible for testing and maintaining the backhaul circuit.
          11.3.3 Sprint is responsible for maintaining all Equipment that is installed at the Location.
          11.3.4 Notwithstanding the foregoing, Clearwire reserves the right, in its reasonable discretion, to participate in the maintenance of installations outside of Clearwire Territory at Clearwire’s cost if Clearwire reasonably determines that Sprint’s maintenance is insufficient.
12. Reports. If Sprint needs specific CNS reports that Clearwire does not already provide under the 4G MVNO Agreement, then Clearwire and Sprint will work together in good faith to determine the CNS specific reports that Clearwire will provide. If Clearwire determines that the cost to create the CNS specific reports is material, then Clearwire will inform Sprint of its reasonable, actual costs to create the report at the time the parties are initially discussing the CNS specific reports. If Sprint decides to have Clearwire produce the CNS specific report, then Sprint will reimburse Clearwire for its reasonable, actual costs.

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13. Service Level Agreements. Clearwire and Sprint will work together in good faith to develop a single appropriate service level agreement which shall be applicable to all Customers. The parties will use commercially reasonable efforts to develop the service level agreement within 45 days of the Amended and Restated Effective Date.
14. Insurance
     14.1 Coverage. During the Term, Sprint and Clearwire each will maintain the following minimum insurance coverage:[*****]
     14.2 Requirements. All insurance policies will be issued by companies licensed or authorized to transact business in the state(s) where the Premises are located and that hold a current rating of not less than A-, VII according to A.M. Best. Upon request, each Party will provide the other Party with certificates of insurance or such other documentary evidence of insurance coverage, such as an Internet accessible Memorandum of Insurance. With regard to the policies, each Party will provide that the other Party be given not less than thirty (30) days’ prior written notice of any intended cancellation of the policies.
15. Confidentiality. Neither Party will disclose the other Party’s Confidential Information (as defined below), to any third party, except as expressly permitted in this Agreement. This obligation will continue until 2 years after this Agreement terminates or expires. The Recipient (as defined below) may disclose Confidential Information to its subsidiaries, affiliates, agents and consultants with a need to know, if they are not competitors of the Discloser (as defined below) and are subject to a confidentiality agreement at least as protective of the Discloser’s rights as this provision. The Parties will use Confidential Information only for the purpose of performing under this Agreement. The foregoing restrictions on use and disclosure of Confidential Information do not apply to information that: (A) is in the possession of the Recipient at the time of its disclosure and is not otherwise subject to obligations of confidentiality, (B) is or becomes publicly known, through no wrongful act or omission of the Recipient, (C) is received without restriction from a third party free to disclose it without obligation to the Discloser, (D) is developed independently by the Recipient without reference to the Confidential Information, (E) is required to be disclosed by law, regulation, or court or governmental order, or (F) is disclosed with the prior written consent of the Discloser. “Confidential Information” means nonpublic information: (i) about the Discloser’s business, (ii) given to the Recipient in any tangible or intangible form for Recipient’s use in connection with this Agreement, and (iii) that the Recipient knows or reasonably should know is confidential because of its legends, markings, circumstances of the disclosure or the nature of the information. Confidential Information includes, but is not limited to: trade secrets; financial information; technical information, including research, development, procedures, algorithms, data, designs, and know-how; business information, including operations, planning, marketing plans, and products; and the pricing and terms of this Agreement including related discussions, negotiations and proposals. “Discloser” means the Party disclosing Confidential Information, and “Recipient” means the Party receiving Confidential Information.
16. Termination
     16.1 Termination Rights. Either Party shall have the right to terminate this Agreement in its entirety at any time under any of the following circumstances, by giving written notice to the other Party:
(i)	A Party commits a material breach of this Agreement, which breach is not cured within thirty (30) days after written notice detailing such breach is provided to the Party in breach;

(ii)	A Party commences the dissolution, liquidation and winding up of its affairs or otherwise ceases to function as a going concern;

(iii)	A Party admits in writing its inability to pay its debts as they become due; and

(iv)	A Party (x) institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within sixty (60) days, under any bankruptcy act, insolvency law or any law for the

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relief of debtors, (y) has a receiver appointed to manage its affairs, which appointment is not dismissed, vacated or stayed within sixty (60) days, or (z) executes a general assignment for the benefit of creditors.
     16.2 Effect of Termination/Expiration. If a specific In-Building Solution terminates or expires or if this Agreement terminates or expires, the Parties will cooperate in good faith and use commercially reasonable efforts during the sixty (60) day period following such expiration or termination to “wind down” and conclude their respective obligations under this Agreement as to such Location or as to all Locations as applicable, provided however that nothing herein shall obligate either Party to incur any additional expense or undertake any additional actions as part of such “winding down” beyond those provided for in this Agreement. Sprint will give Clearwire written notice promptly once Sprint becomes aware that a specific In-Building Solution is being terminated or is expiring. Sprint will be responsible for removal of any Equipment installed at any Locations, at Sprint’s sole cost and expense.
17. Representations. Sprint and Clearwire each represent and warrant that they have the authority to enter into this Agreement.
18. Limitations and Conditions of Liability
     18.1 IN THE CASE OF ANY AND ALL CLAIMS THAT MAY ARISE FROM, OR RELATE TO PERFORMANCE OR NON-PERFORMANCE UNDER, THIS AGREEMENT, IN NO EVENT IS EITHER PARTY LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, PUNITIVE, SPECIAL OR OTHER INDIRECT DAMAGES REGARDLESS OF THE CAUSE.
     18.2 EACH PARTY’S MAXIMUM LIABILITY FOR PROVEN DIRECT DAMAGES FOR ALL CLAIMS ARISING OUT OF THIS AGREEMENT IS LIMITED TO [*****].
     18.3 THE PARTIES’ CONFIDENTIALITY AND INDEMNIFICATION OBLIGATIONS UNDER THIS AGREEMENT ARE EXCLUDED FROM THIS (“LIMITATIONS AND CONDITIONS OF LIABILITY”) SECTION.
19. Indemnity
     19.1 Each Party will indemnify, defend and hold the other Party, and the other Party’s directors, officers, employees, agents and their successors, harmless against all third party claims for damages, losses, liabilities or expenses, including reasonable attorneys’ fees (each a “Claim” and collectively, the “Claims”) arising directly from the performance of this Agreement and relating to personal injury, death, or damage to real or tangible personal property that is alleged to have resulted, in whole or in part, from negligence or willful misconduct of the indemnifying Party or its subcontractors, directors, officers, employees or authorized agents, but excluding Claims arising from or relating to disruption of the Services.
     19.2 Third Party Intellectual Property Claims. As to any Equipment purchased or installed by Sprint, Sprint shall, upon receipt of notification, promptly assume full responsibility for the defense of any suit or proceeding which may be brought against Clearwire, its affiliates, officers, employees, and agents, for alleged infringement of any patent, copyright, trademark, trade secret, mask work, or other proprietary right of any third party (each an “IP Claim”) and Sprint further agrees to indemnify and hold Clearwire, its directors, officers, employees and agents harmless against any and all claims, demands, liability, expenses, losses, and damages resulting from any IP Claim, provided that Clearwire: (i) gives prompt written notice of any such IP Claim; (ii) allows Sprint to direct the defense and settlement of the IP Claim; and (iii) provides Sprint with reasonable authority, information, and assistance for the defense and settlement of the IP Claim. Sprint shall not enter into any settlement agreement that requires Clearwire to admit any liability of any kind with respect to the Sprint-installed Equipment. Sprint and Clearwire acknowledge and agree that Sprint has no indemnity obligations whatsoever under this Agreement for comparable Equipment purchased by Clearwire.
     19.3 To be indemnified, the Party seeking indemnification must: (i) give the other Party timely written notice of the Claim (for purposes of section 19.3 Claim includes an IP Claim)

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(unless the other Party already has notice of the Claim), (ii) give the indemnifying Party full and complete authority, information and assistance for the Claim’s defense and settlement, and (iii) not, by any act, admission or acknowledgement, materially prejudice the indemnifying Party’s ability to satisfactorily defend or settle the Claim. The indemnifying Party will retain the right, at its option, to settle or defend the Claim, at its own expense and with its own counsel. The indemnified Party will have the right, at its option, to participate in the settlement or defense of the Claim, with its own counsel and at its own expense, but the indemnifying Party will retain sole control of the Claim’s settlement or defense.
20. Notices. All notices must be in writing and are effective only: (i) when deposited in the U.S. mail, certified mail, return receipt requested and postage prepaid, or (ii) when sent via overnight delivery. Notice will be deemed delivered on the date of receipt (or on the date receipt is refused) as shown on the certification of receipt or on the records or manifest of the U.S. Postal Service or overnight delivery service, as applicable. Notice addresses may be changed by giving notice as provided in this section.
     20.1 Notices to Sprint must be sent to each of the following:[*****]
21. Miscellaneous
     21.1 Independent Contractor. Sprint and Clearwire perform their obligations in this Agreement as independent contractors. Nothing in this Agreement will create an employer-employee relationship, association, joint venture, partnership, or other form of legal entity or business enterprise between the Parties, their agents, employees or affiliates.
     21.2 Governing Law. This Agreement is governed by the laws of New York without regard to its choice of law principles.
     21.3 Severability. If any provision of this Agreement is found to be unenforceable, this Agreement’s unaffected provisions will remain in effect and the Parties will negotiate a mutually acceptable replacement provision consistent with the Parties’ original intent.
     21.4 Waiver. No waiver by either Party of any breach of any provision of this Agreement will constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provision of this Agreement.
     21.5 Survival. Provisions of this Agreement, which by their nature are intended to survive this Agreement, will survive the expiration or earlier termination of this Agreement.
     21.6 Assignment. This Agreement may not be assigned by either Party without the other Party’s prior written consent, which consent will not be unreasonably conditioned, withheld or delayed, except that each Party has the right to assign this Agreement, in whole or in part, to any of the Party’s subsidiaries, affiliates or a successor in interest, or to any entity acquiring substantially all of the Party’s assets. This Agreement binds, and inures to the benefit of, the successors and permitted assigns of the Parties.
     21.7 Amendments / Alterations. This Agreement may only be amended in a writing signed by both Parties’ authorized representatives. Alterations to this Agreement are not valid unless accepted in writing by both Parties.
     21.8 Entire Agreement. This Agreement, including any schedules, constitutes the entire agreement between the Parties with respect to Clearwire and Sprint installing, operating, maintaining and removing the In-Building Solutions and supersedes all prior written and verbal agreements, representations, promises or understandings between the Parties. Any amendments to this Agreement must be in writing and executed by both Parties.
22. Contingent Nature of Amended and Restated Enhanced In-Building Coverage Deployment Agreement. This Agreement is contingent upon the Parties executing all of the following documents within 48 hours of the other Party: (1) April 2011 Clearwire / Sprint Amendment to the 4G MVNO Agreement; (2) Sprint / Clearwire First Amendment to the MVNO

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Support Agreement (3G); (3) First Amendment to the December 23, 2009 Dual Mode Settlement Letter Agreement; (4) Settlement and Release Agreement; and (5) Omnibus Agreement.
Each Party has caused this Agreement to be executed by its authorized representative.

CLEAR WIRELESS LLC			SPRINT SOLUTIONS, INC.

By:	/s/ John Stanton		By:	/s/ Steven Elfman

	Name:	John Stanton		Name:	Steven Elfman
	Title:	Chairman & CEO		Title:	President
	Date:	April 18, 2011		Date:	April 14, 2011

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Schedule A — Form of Clearwire-Sprint Tracking Statement of Work (“SOW”)
This document will provide a record of all of the In-Building Solutions submitted under this Agreement.

Action	Owner
Customer Opportunity	• Sprint shall identify opportunities and submit projects into the WCAT tool.

• Sprint shall engage a trusted vendor to perform a design walk, assemble a design and a BOM. Sprint shall share the design with Clearwire to obtain approval prior to installation beginning.

• Clearwire shall review and approve all Sprint designs/BOM within the SLA.

• If the design is not approved, Sprint and Clearwire will work together to make the necessary corrections in order to obtain approval.

• Clearwire to suggest backhaul type

Design	• If microwave backhaul is required, Clearwire will send someone on-site within the SLA to perform an analysis in order to assemble a backhaul design.

Donor Site Information	• Clearwire shall provide to Sprint.

• Sprint will order and install all necessary equipment, including all necessary microwave equipment.

Equipment	• For Equipment relating to monitoring that requires special configuration, Sprint will purchase the Equipment. Clearwire will then be responsible for configuring the Equipment.

• Sprint will order any backhaul circuits needed.

• If microwave is being used at a Clearwire owned or Clearwire leased site,, Clearwire will execute a lease(s) with the tower owner(s).

Backhaul Circuits	• Clearwire will work with Sprint to integrate backhaul circuits into the Clearwire network.

• Once the contract is signed by the Customer, then the installation procedures will be executed respectively by both Clearwire and Sprint in their areas of responsibility

• Sprint will direct vendors to complete the installation of all necessary equipment.

• If site integration is needed, Sprint will provide Clearwire advance notice in order to perform site integration into the Clearwire network.

Installation	• Sprint will notify Clearwire prior to turning on an RF emitting device.

ATP	• Sprint will have an ATP conducted once the site is on-air.

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SCHEDULE A-1 APPROVED RETAIL STORES
[Attached list of Retail Store approved sites]
*** END OF SCHEDULE A-1 ***

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SCHEDULE A-2 APPROVED OPERATIONAL FACILITIES
[*****]
*** END OF SCHEDULE A-2 ***

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SCHEDULE A-3 CLEARWIRE ENGINEERING COSTS
[*****]
*** END OF SCHEDULE A-3 ***

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Schedule B —
Terms for the Equipment Purchase Agreement
The Equipment Purchase Agreement that Sprint and Clearwire execute if Clearwire exercises its purchase rights contained in section 7.5 of the Amended and Restated Enhanced In-Building Coverage Deployment Agreement (“CNS Agreement”) will contain terms that are the same or substantially similar to the following terms:
1. Sale of Equipment and License to Software. Sprint hereby sells to Clearwire and Clearwire hereby purchases from Sprint the equipment described on Exhibit A attached hereto and incorporated herein, and licenses the software contained therein to the extent permitted as described below (“Equipment”).
2. Purchase Price. As full and complete consideration for the Equipment, Clearwire will pay Sprint the sum of _______________ ($__________), which is calculated as described in section 7.5 of the CNS Agreement (“Purchase Price”).
3. Transfer of Title. When Sprint receives Clearwire’s payment of the Purchase Price, Sprint will transfer title of the Equipment to Clearwire free and clear of liens and encumbrances.
4. Due Diligence. Clearwire will be entitled to perform due diligence on the Equipment. Clearwire will be entitled to inventory the Equipment to determine that Sprint has provided Clearwire with a complete and accurate inventory of the Equipment Clearwire will purchase. Also, Clearwire will be entitled to perform a physical inspection of the Equipment, and Sprint will assist Clearwire by obtaining access to the Equipment for Clearwire. Clearwire will inspect whether the Equipment is free of any liens or other encumbrances.
5. Software, Support and Maintenance. To the extent that it has the legal ability to do so, Sprint hereby assigns to Clearwire all applicable software licenses so as to permit Clearwire to operate the Equipment as such Equipment was operated by Sprint (or its Customer) prior to transfer of title to Clearwire. Such software is identified in Exhibit A hereof (hereinafter "Software”) in connection with the sale of Equipment.
     A. License Fees. As part of its due diligence, Clearwire will have the right to review Sprint’s license agreements to determine whether any Software is subject to any ongoing royalty payments. If it is, Clearwire will take over the payment obligation when title to the Equipment transfers to Clearwire.
     B. Updates. During the warranty period, or for as long as Clearwire purchases any maintenance support services from Sprint, whichever is shorter, Sprint will, to the extent legally permissible, pass through any and all routine Software changes and updates intended to provide general improvements to the performance of the Equipment. If there is a charge for such software update, Clearwire will pay for such software update.
     C. Support. To the extent legally permitted under its agreements with appropriate vendors or Software providers, Sprint will ensure that support and maintenance services which were available to Sprint for the Equipment (including all Software) prior to the transfer of the Equipment to Clearwire will be available to Clearwire under either Sprint’s support and maintenance terms with the applicable vendor, or, if Clearwire has an existing relationship with the applicable vendor for similar equipment, under the support and maintenance terms that Clearwire has in place with that vendor. Such support, including updates to software, will be available to Clearwire no later than the date on which title to the Equipment is transferred to Clearwire. Sprint will ensure that all software embodied within the Equipment reflects the most recently available updates from the vendor.
     D. Additional Services and Assignment of Contracts. In furtherance of Section 6(C) above, Sprint agrees that, unless Clearwire and an applicable vendor agree that support for purchased Equipment will be covered under an existing support agreement between Clearwire and such vendor, then Sprint will ensure that Sprint’s rights and obligations with respect to support for the purchased Equipment are assigned to Clearwire no later than the date on which

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Clearwire takes title to the Equipment. Notwithstanding the foregoing, in the event that Sprint is unable to assign such rights and obligations to Clearwire because the support rights are non-assignable to Clearwire by virtue of the support agreement, then Sprint shall so inform Clearwire and Sprint shall use commercially reasonable efforts to obtain the applicable vendor’s consent to provide support to Clearwire under similar terms and conditions either under an existing or a new support agreement between Clearwire and such vendor. In addition to support agreements, Sprint further agrees that it will use commercially reasonable efforts to assign to Clearwire all additional services contracts (including leased backhaul, outsourced maintenance services and related SLAs etc.) necessary to continue using the Equipment to provide service in the same manner as prior to the transfer of the Equipment to Clearwire.
6. Equipment Warranty. Sprint will assign any remaining warranty rights associated with any purchased Equipment to Clearwire to the extent such rights are assignable. To the extent applicable, the terms of any such warranty provided to Clearwire shall be provided by Sprint to Clearwire and Sprint shall make any required notifications to the warranty provider to indicated that Clearwire is the replacement beneficiary of the warranty. Sprint represents and warrants that any Equipment (expressly including the software contained therein) transferred to Clearwire hereunder is free from any encumbrance, mortgage, pledge or rights of any third party.
7. Further Assurances. Upon receiving the final payment from Clearwire under this agreement, Sprint will use commercially reasonable efforts to execute such further assurances as may be reasonably required by Clearwire to insure that the Equipment is free from all liens and encumbrances.

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